Exhibit 4.36

Execution Copy

NOTE EXCHANGE AGREEMENT

THIS NOTE EXCHANGE AGREEMENT (this “Agreement”), dated as of April 1, 2021 (the “Effective Date”) is made by and among Marpai, Inc. (the “Company”) and each of the parties listed on the signature pages hereto (each a “Noteholder”, and collectively, the “Noteholders”).

WHEREAS, pursuant to the terms of that certain Amended and Restated Equity Interest Purchase and Reorganization Agreement (“Purchase Agreement”) by and among the Company, Marpai Health, Inc., a Delaware corporation (“Marpai Health”), the stockholders and the holders of convertible notes of Marpai Health, including but not limited to the Noteholders, Continental Benefits, LLC, a Florida limited liability company, and WellEnterprises USA, LLC, a Florida limited liability company and, solely for the purposes set forth in Section 13.15 of the Purchase Agreement, HillCour, Inc., a Florida corporation, the Company intends, among other things, to acquire Marpai Health (the “Acquisition”);

WHEREAS, Marpai Health has previously issued 8% Convertible Promissory Notes due two years from the date of issuance of each note (together, the “Original Notes”) in an aggregate principal amount of $2,150,000;

WHEREAS, each Noteholder beneficially owns the aggregate principal amount of Original Notes set forth opposite its name in Schedule A attached hereto and desires to exchange its Original Notes pursuant to this Agreement, rather than have its Original Notes repaid in cash in connection with the transactions contemplated by the Purchase Agreement; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, each of the Noteholders will exchange its Original Notes for the Company’s 8% Convertible Promissory Notes in the form substantially attached as Exhibit A hereto (the “Exchange Notes”), and the Company will issue such Exchange Notes at a rate, expressed in principal amount of Exchange Notes, equal to $1.00 for $1.00 of outstanding principal amount and accrued interest as of the Effective Date in exchange for the cancellation of the Original Notes, with all amounts due thereunder being cancelled and deemed to have been paid in full, including any accrued but unpaid interest (the “Note Exchange”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

1. Note Exchange. Contemporaneously with the execution and delivery of this Agreement and immediately prior to the contribution of the Seller Securities to the Company pursuant to the Purchase Agreement, the parties shall effectuate the Note Exchange in the following manner: (a) the Company shall issue and deliver to the Noteholders, an aggregate principal amount of Exchange Notes equal to the aggregate principal amount of the Original Notes exchanged hereunder and (b) the Noteholders severally (and not jointly) shall deliver to the Company all of their respective Original Notes.

2. Representations and Warranties of the Company. The Company represents and warrants to the Noteholders effective as of the date hereof as follows:

(a) Due Organization. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Due Authorization; Binding Agreement; No Conflicts. The Company has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company and (assuming due authorization, execution and delivery by the Noteholders) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Neither this Agreement nor the consummation of the Note Exchange will violate, conflict with or result in a breach of or default under (i) the certificate of incorporation or bylaws of the Company, (ii) any agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Company.

(c) Validity of Exchange Notes. The Exchange Notes issued pursuant to this Agreement, when delivered in exchange for the Original Notes in accordance with this Agreement, will be the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

3. Representations and Warranties of the Noteholders. Each Noteholder hereby, severally and not jointly, represents and warrants to the Company as of the date hereof as follows:

(a) Due Organization. If such Noteholder is a legal entity, it is duly organized and validly existing under the laws of the jurisdiction of its organization.

(b) Due Authorization; Binding Agreement. Such Noteholder has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by such Noteholder and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of such Noteholder enforceable against such Noteholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(c) Ownership of the Original Notes. Such Noteholder is, and at all times since execution of the Original Note has been, the beneficial owner of its Original Notes, free and clear of any adverse claim, mortgage, pledge, lien, encumbrance, option, charge or other security interest that would prevent such Noteholder’s compliance with its obligations hereunder. Such Noteholder does not own, beneficially or of record, any Original Notes of the Company or securities convertible or exchangeable for Original Notes of the Company other than as set forth in Schedule A hereto. Such Noteholder has the sole right and power to vote and dispose of the Original Notes, and none of such Original Notes is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Original Notes, except for this Agreement.

(d) Investment Intent. The Exchange Notes to be acquired by such Noteholder pursuant to this Agreement shall be acquired for such Noteholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and such Exchange Notes shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(e) Sophisticated Investor. Such Noteholder is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an “accredited investor” or “institutional accredited investor” as defined in Rule 501 under Regulation D of the Securities Act. Such Noteholder is able to bear the economic risk of its investment in the Exchange Notes for an indefinite period of time and acknowledges that no public market exists for the Exchange Notes and that there is no assurance that a public market will ever develop for the Exchange Notes. The Exchange Notes have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Noteholder understands that the tax consequences of the Note Exchange are complex, and accordingly such Noteholder represents and warrants that it has consulted with its own independent tax advisor concerning the Note Exchange and is not relying on the Company or any of its respective affiliates or agents, including its counsel and accountants, for any tax advice regarding the tax consequences of the Note Exchange or any other transactions contemplated by this Agreement.

(f) Information. Such Noteholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information (including all documents filed or furnished to the Securities and Exchange Commission by the Company) and has had sufficient access to the Company necessary for such Noteholder to decide to exchange its Original Notes for Exchange Notes in accordance with this Agreement.

4. General Provisions.

(a) Closing. The closing of the transactions contemplated by this Agreement shall occur simultaneously with the execution and delivery of this Agreement.

(b) Amendments, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by any of the Noteholders or the Company from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the party sought to be bound, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

(c) Disclosure. Nothing contained in this Agreement shall be construed to limit the Company or any Noteholder from making such disclosures as may be required by law.

(d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Company at Attention: Chief Executive Officer, and to each Noteholder at the address set forth in the Exhibit A (or at such other address for a party as shall be specified by like notice). 5701 East Hillsborough Ave., Suite 1417, Tampa, Florida 33610-5428.

(e) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

(g) Entire Agreement. This Agreement embodies the entire agreement and understanding of the Noteholders and the Company with respect to the subject matter hereof and thereof, and supersedes all prior agreements or understandings, with respect to the subject matter of this Agreement.

(h) Specific Performance; Enforcement. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity. The parties agree that they shall be entitled to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may entitled at law or in equity.

(i) Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures of the parties hereto.

(j) Expenses. All fees and expenses with respect to the negotiation of this Agreement and the consummation of the transactions contemplated hereby shall be borne by the party incurring such fees and expenses.

[Signature page follows]

IN WITNESS WHEREOF, the Company and each Noteholder has caused this Agreement to be executed on its behalf as of the date first written above.

Marpai, Inc.

By:	/s/ Edmundo Gonzalez
Name:	Edmundo Gonzalez
Title:	Chief Executive Officer

Noteholders:

Yaron Eitan			HillCour Investment Fund LLC

By:	/s/ Yaron Eitan		By:	/s/ Damien Lamendola
Name:	Yaron Eitan			Name:	Damien Lamendola
				Title:	Manager

JADI Trust			Winston J. Churchill

By:	/s/ Arnold Jung		By:	/s/ Winston J. Churchill
	Name:	Arnold Jung		Name:	Winston J. Churchill
	Title:	Trustee

Jeffrey D’Alessio			Sidewater Associates I

By:			By:	/s/ Samuel Sidewater
	Name:			Name:	Samuel Sidewater
				Title:	General Partner

Derval Capital LLC			Steven Sidewater

By:	/s/ Derrick Ragland		By:	/s/ Steven Sidewater
	Name:	Derrick Ragland		Name:	Steven Sidewater
	Title:	CEO

Pearl Cohen Zedek Latzer & Baratz LLP			Frank Mastandrea

By:	/s/ Zeev Pearl		By:	/s/ Frank Mastranda
	Name:	Zeev Pearl		Name:	Frank Mastranda
	Title:	Managing Partner

Compostit LLC			Eric Kaplan

By:	/s/ Zeev Pearl		By:	/s/ Eric Kaplan
	Name:	Zeev Pearl		Name:	Eric Kaplan
	Title:	Managing Partner

The Kadosh Family Irrevocable Trust - 2020

By:	/s/ Ruvanne Kadosh
	Name:	Ruvanne Kadosh, Trustee

Oz Halibi

By:	/s/ Oz Halabi
	Name:	Oz Halabi

Yuri Kokush

By:	/s/ Yuri Kokush
	Name:	Yuri Kokush

Schedule A

Shareholders	Original Principal Amount of Notes	Principal_+ Interest	Address for Notices
Yaron Eitan	$200,000	$204,822
JADI Trust	$500,000	$512,596
Jeffrey D'Alessio	$100,000	$102,390
Derval Capital LLC	$100,000	$102,584
Pearl Cohen Zedek Latzer Baratz LLP	$50,000	$50,969
Compostit LLC	$25,000	$25,484
The Kadosh Family Irrevocable Trust – 2020	$25,000	$25,484
Oz Halabi	$25,000	$25,484
Yuri Kokush	$75,000	$76,792
HillCour Investment Fund, LLC	$500,000	$512,272
Winston J. Churchill	$100,000	$102,519
Sidewater Associates I	$100,000	$102,563
Steven Sidewater	$100,000	$102,541
Frank Mastandrea	$200,000	$201,566
Eric Kaplan	$50,000	$50,392
Total	$2,150,000	$2,198,459

EXHIBIT A

FORM OF EXCHANGE NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED, INCLUDING UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT, AND (2) SUBJECT TO THE PROVISIONS OF ANY OTHER APPLICABLE LAW AND OF THE THEN CURRENT BY-LAWS AND CERTIFICATE OF INCORPORATION OF THE COMPANY.

CONVERTIBLE PROMISSORY NOTE

$_____________________ (the “Loan Amount”)	April 1, 2021

8% Annual Interest	(the “Note Date”)

THIS NOTE is issued pursuant to the terms of that certain Amended and Restated Equity Interest Purchase and Reorganization Agreement (“Purchase Agreement”), by and among Marpai, Inc., a Delaware corporation (“Company”), Marpai Health, Inc., a Delaware corporation (“Marpai Health”), the stockholders and certain holders of convertible notes of Marpai Health, including the undersigned lender (“Lender”), Continental Benefits, LLC, a Florida limited liability company, and WellEnterprises USA, LLC, a Florida limited liability company and, solely for the purposes set forth in Section 13.15 of the Purchase Agreement, HillCour, Inc., a Florida corporation, as well as that certain Note Exchange Agreement, dated as of the Note Date, between the Company, the Lender and certain other holders of Marpai Health convertible notes.

FOR VALUE RECEIVED, the Company hereby promises to pay to the order of the Lender, the principal sum of the Loan Amount, together with interest thereon. This Note shall bear a simple interest rate of eight percent (8%) per annum based on a 365-day year. The obligation to pay interest on this Note shall be cumulative. This Note is issued to Lender pursuant to Sections 1.1 and 2.3.2(c) of the Purchase Agreement, in full satisfaction and repayment of principal and interest owed to Lender under that certain Convertible Promissory Note, dated ____________, issued by Marpai Health, the Company’s wholly owned subsidiary (upon the consummation of the transactions contemplated by the Purchase Agreement, in favor of Lender (the “Marpai Health Note”). In consideration of the Company’s issuance of this Note, the Lender agrees that the Marpai Health’s obligations to Lender under the Marpai Health Note are deemed fully satisfied and discharged, and no further sums shall be owed to Lender under such Marpai Health Note, which Lender has returned to Marpai Health concurrently herewith for cancellation.

1.             Maturity Date. If not otherwise converted pursuant to Section 3, the outstanding principal balance and unpaid accrued interest on this Note shall be due two (2) years from the Note Date (the “Maturity Date”) or prior thereto upon the Lender’s first written request following an Event of Default of the Company. The Maturity Date may be extended upon mutual consent of the Company and the Lender.

2.             Note Repayment. All repayments shall be made in lawful money of the United States of America by wire transfer to a bank account to be designated by the Lender. All Notes issued pursuant to the Purchase Agreement, and any other Note outstanding as of the date hereof, shall rank equally without preference or priority of any kind with respect to one another, and all payments with respect to any of the Notes that have not been converted shall be applied ratably in proportion to the Loan Amounts represented thereby. The Company shall be entitled to repay all or any portion of the principal or accrued interest outstanding under the Notes upon prior written notice to the Lender.

3.             Conversion.

3.1               Automatic Conversion upon Initial Public Offering. If, on or after the date hereof and prior to the earlier of the Maturity Date or the full repayment or conversion of the Notes, the Company (or a successor entity) closes an underwritten public offering of its common stock (an “IPO”), then the entire principal amount of this Note and accrued interest (calculated through the date that is ten (10) days prior to the closing of the IPO) will be converted automatically, without the need for any action on the part of Company or the Lender, into unregistered shares of common stock of the Company (or successor entity, as applicable) concurrently with the closing of the IPO. The number of shares of common stock issuable upon conversion of this Note will be calculated by dividing the total of the principal amount of and accrued interest on this Note (calculated through the date set forth above in this Section 3.1) then outstanding by 70% of the per share public offering price stated on the front cover of the final prospectus for the IPO (before deduction of any underwriting commissions, expenses or other amounts). The Company will give the Lender notice of the intended closing of an IPO, including the public offering price, provided that the failure to give such notice will not affect the automatic conversion of this Note. In order to receive certificates representing the common stock, the Lender must cause the original of this Note to be delivered to the Company, or if lost, stolen or destroyed, an affidavit and, if reasonably requested by the Company, a reasonable indemnity as to the lost, stolen or destroyed original of this Note. Then, the Company (or successor entity) will cause one or more stock certificates evidencing the Lender’s ownership of the number of conversion shares into which the principal amount of, and interest accrued on, this Note has been converted to be delivered promptly to the Lender or as directed by the Lender. From and after the IPO, this Note will represent only the right to receive shares of common stock (or shares of a successor entity’s common stock).

3.2               Automatic Conversion upon Qualified Financing. Notwithstanding the foregoing, at the closing of the Qualified Financing (as hereinafter defined), the outstanding principal balance and unpaid accrued interest on this Note shall be automatically converted into the most senior class of shares of the Company issued in such Qualified Financing (the “Shares”) at a price per share equal to the lower of: (i) 70% of the original price per unit of such Shares on a fully diluted basis (in or (ii) a maximum company pre-money valuation of Thirty-Five Million Dollars (US$35,000,000) each case, the “Conversion Price”). The exact number of Shares to be issued to Lender upon conversion will be equal to the aggregate outstanding principal and unpaid accrued interest due on this Note, divided by the Conversion Price. The issuance of such shares upon conversion of this Note shall be contingent upon execution and delivery by the Lender of the agreements executed and delivered by investors in the Qualified Financing. The Lender shall thereupon receive all of the rights, preferences and privileges granted to other investors in the Qualified Financing, including but not limited to any registration and piggyback rights. “Qualified Financing” shall mean the next transaction or series of related transactions, other than an IPO, following the date of the Purchase Agreement in which the Company issues and sells Shares to investors, which may be existing stockholders of the Company, with gross proceeds to the Company of at least two million dollars (US$2,000,000), excluding the conversion of Notes.

3.3               Discretionary Conversion. Unless otherwise automatically converted upon an IPO or in a Qualified Financing, at any time prior to the Maturity Date (or any time after the Maturity Date with the consent of the Company and including prior to a Change of Control that occurs before a Qualified Financing or IPO) the Lender shall be entitled, by written notice to the Company, to convert the outstanding principal balance and unpaid accrued interest on this Note, in whole or in part, into the most senior class of stock of the Company then outstanding, at a conversion price based upon a maximum company pre-money valuation of Thirty-Five Million Dollars (US$35,000,000) on a fully diluted basis. The shares issued upon said conversion shall have all preferential and associated rights with said class and given to the investors in the applicable round of financing, and shall be identical in all terms except for said price. Any election to convert the Note pursuant to this Section 3.3 will be made in writing and delivered to the Company.

3.4               Repayment Upon Change of Control. In the event the Company consummates a Change of Control (as defined below) prior to the Maturity Date and prior to the conversion or repayment of this Note, then this Note shall become due and payable upon the date of consummation of such Change of Control (and following the Company’s receipt of proceeds from a Change of Control) in an amount equal to the greater of: (i) one and one half times (1.5x) the Loan Amount, plus any accrued and unpaid interest; or (ii) the net proceeds to be received by Lender if Lender had converted this Note based on a price per share based on a pre-money valuation of the Company equal to $35,000,000, as calculated on a fully diluted basis, immediately prior to the Change of Control. The Company will notify Lender in writing of a Change of Control at least five (5) days before the anticipated closing of such Change of Control. A “Change of Control” means the sale, conveyance, exclusive license outside of the ordinary course of business, or other disposition of all or substantially all of the Company’s property or business, the Company’s merger with or into or consolidation with any other corporation, limited liability company or other entity (other than a wholly owned subsidiary of the Company) if the holders of the voting securities of the Company that are outstanding immediately prior to the consummation of such consolidation or merger do not, immediately after the consummation of such consolidation or merger, hold voting securities that collectively possess at least a majority of the voting power of all the outstanding securities of the surviving entity of such consolidation or merger or such surviving entity’s parent entity or the sale or disposition of a majority of the voting securities of the Company; provided that the term “Change of Control” shall not include (a) a merger or reorganization of the Company effected exclusively for the purpose of changing the domicile of the Company or tax-free reorganization or (b) an equity financing in which the Company is the surviving corporation, including but not limited to the IPO.

4.            Unsecured Obligation. The Lender hereby acknowledges and agrees that the obligations of the Company hereunder (including, without limitation, in respect of repayment of the Loan Amount and the accrued but unpaid interest thereon) shall be an unsecured obligation of the Company in all respects.

5.             Governing Law; Venue. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York without regard to the conflict of law provisions. The competent courts of the State of New York shall have exclusive jurisdiction to resolve all disputes arising from or in connection with this Note or the Purchase Agreement.

6.             Transfer; Successors and Assigns. The Lender may not sell, assign, pledge, dispose of or otherwise transfer (collectively, “Transfer”) this Note, unless the Lender obtains the Company’s prior written approval (such approval to be provided in the Company’s sole and absolute discretion).

7.             Notices. The notice provision of the Purchase Agreement shall apply to this Note.

8.            Amendments, Modifications. Any amendment or modification of this Note shall require the prior written consent of the Company and the Lender.

9.            Miscellaneous. The Company hereby expressly waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other formality.

10.          Stock Reclassifications; Stock Splits, Combinations and Dividends. If the Shares issuable upon the conversion of this Note shall be changed into the same or different number of Shares of any class or classes of stock, whether by reclassification, stock split, stock dividend, or similar event, then and in each such event, the Lender, shall have the right thereafter to convert all or any portion of this Note into the kind and amount of Shares and property receivable upon such capital reorganization, reclassification or other change which the Lender would have received had this Note been converted immediately prior to such capital reorganization, reclassification or other change.

11.           Adjustments. The Company will make an appropriate adjustment to the number of Shares issuable upon conversion and/or the Conversion Price thereof upon any stock split, combination, dividend, distribution, recapitalization, reorganization, or similar event affecting the Company’s capital stock other than cash dividends paid or payable from retained earnings (collectively, a "Stock Event"), so that the Lender will receive, upon conversion, all Shares, dividends, rights and benefits to which the Lender would have been entitled had Lender converted this Note prior to such Stock Event. The form of this Note need not be changed by reason of any such adjustment. Any successor entity to the Company will execute and deliver to the Lender a supplement hereto acknowledging such entity's obligations under this Note. The Company will make adjustments as soon as practicable following any Stock Event, and immediately thereafter give notice to the Lender of all facts and calculations associated with such adjustment. Stock Event adjustments may be waived by the Lender, in its sole and absolute discretion.

12.           Default. If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Lender of this Note and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 12(b) or 12(c)), this Note shall accelerate and all Loan Amount and unpaid accrued interest shall become due, payable and collectible. The occurrence of any one or more of the following shall constitute an “Event of Default” hereunder:

(a)             The Company fails to pay timely any of the Loan Amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within five (5) business days thereafter;

(b)             The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c)             An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company and is not removed within sixty (60) days from the date of such appointment.

(d)             If the Company shall admit in writing to its inability to pay its debts as they mature and Lender has elected to not convert this Note.

(e)             If a judgment creditor shall file or commence any levy of attachment, execution or other similar process against the assets of the Company valued in excess of $100,000 which potential loss is not covered by insurance or which proceeding is not being contested in good faith by the Company, provided however, that such event shall not be an Event of Default if the Company cures such event within sixty (60) days after receiving notice of the Event of Default contemplated under this subsection.

(f)              If the Company commits fraud at any time in connection with this Note.

13.          Default Remedies.

(a)              If an Event of Default (other than an insolvency Event of Default) has occurred and is continuing, the Lender, by notice to the Company, may declare the Loan Amount of this Note and all accrued interest thereon to be immediately due and payable, and upon any such declaration, such Loan Amount and accrued interest shall thereupon become due and payable immediately within five (5) business days from the Lender’s written request. In the event the Company fails to pay all outstanding Amounts within this five (5) business day period, the interest rate on the unpaid and outstanding Loan Amount of this Note shall be increased to, and this Note shall bear interest at, a monthly rate equal to one and a half percent (1.5%) or to the maximum rate permitted by law (the "Default Rate") from the expiration of the five (5) business day period until such unpaid and outstanding Loan Amount of this Note is repaid in full. If an insolvency Event of Default has occurred, the Loan Amount of this Note and accrued Interest thereon will become immediately due and payable without any declaration or any act on the part of any Lender. Such declaration of acceleration may be rescinded and past defaults may be waived by the Lender.

(b)              No course of dealing or delay or failure on the part of the Lender to exercise any right under this Section shall operate as a waiver of such right or otherwise prejudice the Lender’s rights, powers and remedies. The Company will pay or reimburse the Lender, to the extent permitted by law, for all reasonable costs and expenses, including but not limited to reasonable attorneys’ fees, incurred by the Lender in collecting any sums due on this Note or in otherwise enforcing any of the Lender's rights hereunder.

(c)              No right or remedy herein conferred upon the Lender is intended to be exclusive of any other right or remedy contained herein or existing at law, in equity, by statute or otherwise, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law, in equity, by statute or otherwise.

14.           Indemnity. The Company agrees to indemnify and hold the Lender harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind and nature whatsoever (including attorneys' fees and disbursements and other costs of investigation or defense) that may be instituted or asserted against or incurred by the Lender as the result of credit having been extended, suspended or terminated under this Note or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Note or the transactions referred to herein and any actions or omissions with respect to any of the foregoing, except to the extent that the Lender is finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Lender.

15.          Replacement of Note. If the Lender of record loses this Note, the Company shall issue an identical replacement Note to the Lender upon the Lender’s delivery to the Company of an executed lost note affidavit stating the facts surrounding such loss of this Note and an executed indemnity agreement indemnifying and holding harmless the Company against any losses incurred or liabilities suffered by the Company or claims against the Company by any other holders or transferees of this Note related to or from the issuance of the replacement Note by the Company, which lost note affidavit and indemnity agreement shall be in a form reasonably satisfactory to the Company.

16.           Reinstatement. This Note shall continue to be effective, or be reinstated, as applicable, if at any time payment of all or any part hereof is rescinded or must otherwise be returned or restored by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, as though such payments had not been made.

17.           Additional Covenants. Until this Note is paid in full, the Company shall not without the prior written consent of the Lenders holding a majority in interest of the Loan Amount. (such consent which shall not be unreasonably delayed, withheld, or conditioned): (i) issue any securities other than strictly pursuant to a Qualified Financing, IPO or pursuant to a duly adopted Stock Incentive Plan; (ii) incur or agree to incur any indebtedness that is senior to this Note (except for the SQN Note as hereinafter defined) ; (iii) make any loans to, or assume or guarantee any debt or other obligations of another person or entity in excess of $10,000; ; (iv) enter into or modify any affiliated party transaction or pay current officers and directors in excess of that which has previously been disclosed in writing to the Lender; (v) place any liens or encumbrances on, or cause any liens or encumbrances to be placed on, or transfer, convey, assign, pledge or grant any security interests in, the capital stock or assets or properties of the Company other than those liens that may be granted to SQN under the SQN Note; or (vi) declare or pay any dividends or distributions on its capital stock until this Note is paid in full.

18.           Financial Statements. So long as this Note is outstanding, the Company shall furnish to the Lender:

(a)               Monthly Reports. Within thirty (30) days following the end of each fiscal month of the Company, a copy of the consolidated and consolidating balance sheet, income statement and statement of cash flow (the "Financial Statements") of the Company and its subsidiaries, internally prepared for such fiscal month in accordance with generally accepted accounting principles in the United States, consistently applied, setting forth in comparative form the corresponding figures for that date and period, accompanied by a certificate executed by the Chief Executive Officer or Chief Financial Offer of the Company certifying that (i) such Financial Statements are complete, true and correct and (ii) to his or her actual knowledge, the Company is not in default of any of its covenants made hereunder.

(b)              Annual Reports. Within ninety (90) days following the close of each fiscal year of the Company, the Financial Statements for such fiscal year certified by an officer of the Company without qualification in reasonable detail, setting forth in comparative form the corresponding figures for the corresponding date and period in the preceding fiscal year, and accompanied by other detailed reports from such accountants to the Company (including, without limitation, any management letters) in connection with each annual or interim audit or review of the books of the Company by such accountants. In the event the Board of Directors of the Company approves the annual Financial Statements to be audited, the Lender shall be provided with Financial Statements audited by an independent certified public accounting firm reasonably acceptable to the Lender.

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IN WITNESS WHEREOF, the Company has executed this Note as of the date first above written.

THE COMPANY:

MARPAI, INC.

By:
Name:	Edmundo Gonzalez
Title:	President & Secretary

Approved and Agreed:

THE LENDER:

By:
Name:
Title:

[SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE]